EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 27, 2009 with respect to the fiscal year 2009 consolidated statements of income, shareholders’ equity and cash flows, and schedule included in the Annual Report on Form 10-K for the year ended March 31, 2011 of Quality Systems, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

Irvine, California

November 23, 2011